Exhibit 99.1

Contacts:
Andrew Kramer	Charlie Vaida
Investor Relations	Media Relations
iRobot Corp.	iRobot Corp.
(781) 430-3003	(781) 430-3182
akramer@irobot.com	cvaida@irobot.com

iRobot Provides Business Update

Anticipated Second-Quarter 2020 Performance Highlighted by
Substantially Stronger-than-Expected Quarterly Revenue

BEDFORD, Mass., June 15, 2020 - iRobot Corp. (NASDAQ: IRBT), a leader in consumer robots, today provided an update on its business. The company has experienced stronger-than-expected orders during the second quarter as consumers worldwide are increasingly relying on Roomba® robot vacuums and Braava® robot mops to address their home floor care needs. Among the highlights:

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iRobot anticipates second-quarter 2020 revenue between $260 million and $270 million versus prior expectations for second-quarter 2020 revenue to be down modestly from first-quarter 2020 revenue of $193 million.

◦	The company’s expected second-quarter 2020 top-line performance reflects robust order growth for premium products, namely the Roomba® i7 Series and s9 Series, and Braava® jet m Series.

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Geographically, quarterly U.S. revenue is anticipated to grow in the mid-single digit range on a percentage basis over last year’s second quarter. International revenue for the second quarter is expected to decline modestly as solid growth in Japan is likely to be more than offset by softness in Europe.

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The company anticipates that the substantially higher-than-anticipated second-quarter revenue, aided to a lesser extent by better-than-planned gross margin and diligent expense management, will result in a return to operating profitability for the quarter. This compares with prior expectations for a sizeable second-quarter non-GAAP loss from operations.

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Year-to-date sell-through growth on a unit basis through the end of May has strengthened in the U.S. due to accelerated purchasing over the past two months, and remained positive in EMEA. The company has enjoyed double-digit sell-through growth in Japan in each of the past four weeks although year-to-date sell-through has remained negative.

“Our anticipated second-quarter 2020 financial performance will be substantially better than we originally expected,” stated Colin Angle, iRobot’s chairman and chief executive officer. “We have experienced strong demand thus far into the second quarter, particularly in the U.S., with solid growth in our premium products. Maintaining a clean home has become a higher priority for many consumers as COVID-19 has forced people to spend more time in their homes. Our floor cleaning robots have become true partners to millions of customers around the globe, enabling them to keep their homes tidy while freeing them to focus on other priorities, which may now include working from home, childcare and home schooling.”

Angle concluded, “The healthy U.S. sell-through dynamics that we’ve observed, combined with the steps we’ve taken to manage costs, further reinforce our view that our second-half 2020 performance will show meaningful improvement over first-half levels. We move forward with improved business momentum although there is still considerable uncertainty about the prospects for an economic recovery in different parts of the world, which continues to limit our visibility into the timing and magnitude of future orders. Given these dynamics, we continue to expect lower 2020 annual revenue versus the prior year. We expect to share additional insight into our anticipated full-year 2020 financial performance when we report our second-quarter results in late July.”

About iRobot Corp.
iRobot®, the leading global consumer robot company, designs and builds robots that empower people to do more both inside and outside of the home. iRobot created the home robot cleaning category with the introduction of its Roomba® Robot Vacuum in 2002. Today, iRobot is a global enterprise that has sold more than 30 million robots worldwide. iRobot's product line, including the Roomba and the Braava® family of mopping robots, feature proprietary technologies and advanced concepts in cleaning, mapping and navigation. iRobot engineers are building an ecosystem of robots and technologies to enable the smart home. For more information about iRobot, please visit www.irobot.com.

For iRobot Investors
Certain statements made in this press release that are not based on historical information are forward-looking statements which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. This press release contains express or implied forward-looking statements relating to, among other things, iRobot Corp.’s expectations regarding anticipated revenue, gross margin and operating profitability for the second fiscal quarter of 2020 and revenue for the 2020 fiscal year, and the timing of future business updates. These statements are neither promises nor guarantees, but are subject to a variety of risks and uncertainties, many of which are beyond our control, which could cause actual results to differ materially from those contemplated in these forward-looking statements. In particular, the risks and uncertainties include, among other things: our ability to operate in an emerging market; the financial strength of our customers and retailers; the impact of tariffs on goods imported into the United States; the impact of the COVID-19 pandemic, general economic conditions; market acceptance of and adoption of our products; and competition. Existing and prospective investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. iRobot Corp. undertakes no obligation to update or revise the information contained in this press release, whether as a result of new information, future events or circumstances or otherwise. For additional disclosure regarding these and other risks faced by iRobot Corp., see the disclosure contained in our public filings with the Securities and Exchange Commission.